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                                                                     Exhibit 5.1


                            [LETTERHEAD OF BASCH & RAMEH]


November 4, 1997


Re: Tevecap S.A.
    US$15,368,000 12 5/8% Senior Notes due 2004
    Exchange Offer


Dear Sirs:

    I have acted as Brazilian counsel for (i) Tevecap S.A. (the "Company"), a SOCIEDADE ANONIMA (corporation) organized and existing under the laws of the Federative Republic of Brazil ("Brazil"), and (ii) TVA Sistema de Televisao S.A. ("TVA Sistema"), Galaxy Brasil S.A. ("Galaxy Brasil"), TVA Sul Participacoes S.A. ("TVA Sul"), Commercial Cabo TV Sao Paulo Ltda. ("CCTV"), TVA Parana Ltda. ("TVA Parana), TVA Alpha Cabo Ltda. ("TVA Alpha"), CCS Camboriu Cable Systems de Telecommunicacoes Ltda. ("CCS Camboriu"), TCC TVA Cabo Ltda. ("TCC"), TVA Sul Santa Catarina Ltda. ("TVA Sul Santa Catarina"), TVA Foz do Iguacu Ltda. ("TVA Foz do Iguacu" and together with TVA Sistema, Galaxy Brasil, TVA Sul, CCTV, TVA Parana, TVA Alpha, CCS Camboriu, TCC and TVA Sul Santa Catarina, the "Brazilian Guarantors") in connection with the filing by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form F-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for US$15,368,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2004 (the "Old Notes"), together with the Subsidiary Guarantees of the Old Notes (such Subsidiary Guarantees, together with the Old Notes, the "Old Securities") of US$15,368,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2004 (the "Exchange Notes") together with the Subsidiary Guarantees of the Exchange Notes (such Subsidiary Guarantees, together with the Exchange Notes, the "Exchange Securities"). The Exchange Securities are to be issued pursuant to an Exchange and Registration Agreement dated September 17, 1997 (the "Exchange and Registration Agreement") among Tevecap, Credit Suisse First Boston (Europe) Limited, Chase Manhattan International Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Phoenix Multi-Sector Fund, Inc. and Phoenix Multi-Sector Short Term Bond Fund. Capitalized terms used herein and not otherwise defined therein have the meanings ascribed thereto in the Exchange and Registration Agreement.

    In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Exchange and Registration Agreement, the indenture dated as of November 26, 1996, as amended and supplemented to date (the "Indenture"), among the Company, the Subsidiary Guarantors, The Chase Manhattan Bank,


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N.A., as trustee (the "Trustee") and Chase Trust Bank, as principal paying agent
(the "Principal Paying Agent") the forms of the Exchange Securities, the Registration Statement, the Articles of Incorporation and the ESTATUTO SOCIAL (By-laws) or the CONTRATO SOCIAL (Charter), as the case may be, of the Company and of each of the Brazilian Guarantors.

    In making my examination and in giving the opinions set forth below, I have assumed, without independent verification of any kind, the following:

    (i)    the genuineness of all signatures on all documents we have reviewed;

    (ii)   the authenticity of all such documents submitted to us as originals;

    (iii) the conformity of the originals of all documents submitted to us as certified or photostatic copies; and

    (iv) the due authority of the parties (other than the Company and the Brazilian Guarantors) executing and authenticating such documents.

    The opinions expressed below relate solely to the laws of Brazil as currently in effect and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than those of Brazil. In expressing the opinion as to the enforceability of the Subsidiary Guarantees below, we have assumed the due authorization, execution and delivery thereof by the Trustee, the Principal Paying Agent and the Subsidiary Guarantors that are not incorporated under the laws of Brazil.

    Based upon the foregoing, we are of the opinion that:

    (1) Each of the Company and the Brazilian Guarantors is a SOCIEDADE ANONIMA or a SOCIEDADE POR QUOTAS DE RESPONSABILIDADE LIMITADA, as the case may be, duly organized and validly existing under the laws of Brazil;

    (2) All necessary corporate action has been taken by the Company and the Brazilian Guarantors to authorize the execution and delivery of the Indenture;

    (3) The Indenture has been duly executed and delivered by the Company and the Brazilian Guarantors;

    (4) All necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the Exchange Securities;

    (5) Each of the Subsidiary Guarantees provided by the Brazilian Guarantors, upon the execution of the Subsidiary Guarantees endorsed thereon in accordance with the provisions of the Indenture and when the Exchange Notes with such Subsidiary Guarantees endorsed thereon are delivered in exchange for the Old Notes pursuant to the Exchange and Registration


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Agreement, will constitute a valid and binding obligation of the respective
Brazilian Guarantor enforceable against such Brazilian Guarantor in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect); and the Exchange Notes, when duly issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange and Registration Rights Agreement, will constitute valid and binding obligations of the Company and the Brazilian Guarantors enforceable against the Company and the Brazilian Guarantors in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect); and

    (6) Any judgment obtained against the Company and the Brazilian Guarantors outside Brazil is enforceable in Brazil, without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court, which will occur if the foreign judgment: (i) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper service of process acceptable under Brazilian law, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese,
(v) is not contrary to Brazilian national sovereignty, public policy or "good morals" (as set forth in Brazilian law), and (vi) is recorded with a Notary Office of Registry of Titles and Documents in Brazil. Subject to the terms of clause (v) above, in my opinion any judgment obtained against the Company and the Brazilian Guarantors outside of Brazil in connection with the Exchanged Notes and the Exchange Securities would not be contrary to Brazilian national sovereignty, public policy or "good morals" as set forth in Brazilian law as of this date; PROVIDED, HOWEVER, I note that the concepts of sovereignty, public policy or "good morals" have not been clearly and consistently defined by the Brazilian courts and the issue as to whether a conflict exists between applicable foreign and Brazilian law can, in many instances, only be determined on a case by case basis.

    We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the captions "Enforceability of Civil Liabilities," "Risk Factors" and "Legal Matters".

                                       Very truly yours,


                                       /S/ CARLOS GERALDO EGYDIO RAMEH
                                       -------------------------------
                                       Carlos Geraldo Egydio Rameh

Tevecap, S.A.


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TVA Sistema de Televisao S.A.
Galaxy Brasil S.A.
TVA Sul Participacoes S.A.
Commercial Cabo TV Sao Paulo Ltda.
TVA Parana Ltda.
TVA Alfa Cabo Ltda.
CCS Camboriu Cable Systems de Telecommunicacoes Ltda.
TCC TVA Cabo Ltda.
TVA Sul Santa Catarina Ltda.
TVA Foz do Iguacu Ltda.


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